UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/27/2012

Genesee & Wyoming Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31456

Delaware	06-0984624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

66 Field Point Road
Greenwich, CT 06830
(Address of principal executive offices, including zip code)

203-629-3722
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

As previously announced, on December 20, 2012, the U.S. Surface Transportation Board ("STB") issued its final decision on Genesee & Wyoming Inc.'s ("GWI") application to control RailAmerica, Inc. ("RailAmerica") and its railroads. As described below in Item 8.01 of this Form 8-K, this decision became effective and GWI assumed control of RailAmerica on December 28, 2012.

Following the assumption of control, on December 28, 2012, GWI initiated an integration and reorganization plan focused on RailAmerica's senior executives (the "Plan"). Under the Plan, GWI reduced the size of the workforce by 13 employees on December 31, 2012. The objective of the Plan was to eliminate redundant senior management positions and minimize compensation expense.

The Plan costs included approximately $7.0 million in cash payments under existing employment and severance arrangements and approximately $4.0 million in stock-based compensation expense associated with the acceleration of previously issued equity awards. These costs and expenses were recorded during the fourth quarter of 2012, in addition to other RailAmerica acquisition and financing-related expenses.

GWI expects that the Plan will result in a reduction of RailAmerica's annual compensation and benefit expenses of approximately $11.0 million that will commence January 1, 2013.

In addition, GWI and RailAmerica issued a notice under the Worker Adjustment and Retraining Notification ("WARN") Act on December 6, 2012 that contemplates the closure of RailAmerica's headquarters functions currently located at 7411 Fullerton Street in Jacksonville, Florida and the consolidation of certain administrative and back office functions into GWI's existing Jacksonville office. Although GWI has not yet determined the final number of positions to be permanently eliminated as a result of the contemplated closure or committed to an integration and reorganization plan associated with the WARN notice at this time, based on the information currently available, GWI expects that this integration will ultimately result in the permanent elimination of more than 50 full time positions in 2013. GWI expects to complete the analysis of the impact and estimated costs of the contemplated closure of RailAmerica's Jacksonville facility during the first quarter of 2013.

Item 8.01.    Other Events

On December 20, 2012, the STB issued its final decision on GWI's application to control RailAmerica and its railroads. In the decision, the STB approved GWI's control of RailAmerica and its railroads effective December 28, 2012, assuming no stay petitions were filed by December 24, 2012. No such stay petition was filed, with the result being that the STB's final decision became effective as of 12:01 a.m. on December 28, 2012 and the voting trust that controlled RailAmerica since October 1, 2012 was dissolved in accordance with the terms of the voting trust agreement. As a result, GWI acquired control of RailAmerica and its railroads on December 28, 2012.

In addition, on December 27, 2012, GWI approved the payment of cash bonuses ("Transaction Bonuses") on December 31, 2012 to certain named executive officers (excluding the President and Chief Executive Officer) and other members of GWI's management in recognition of the significant effort and shareholder value created from the successful completion of the RailAmerica acquisition. The Transaction Bonuses will result in approximately $1.6 million of cash expense in the fourth quarter of 2012, with $0.6 million attributable to payments to named executive officers.

Forward Looking Statements

Some of the statements included in this Form 8-K, particularly projections as to the timing of the anticipated severance and related costs and expenses, are forward-looking statements. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results and the timing of events may differ materially from those projected in the forward-looking statements due to numerous factors, including, without limitation, the impact of external conditions, the actual number of employees severed, the benefits ultimately payable under GWI's and RailAmerica's severance programs and unanticipated charges not currently contemplated that may occur in connection with the acquisition of RailAmerica. GWI undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of future events, new information or otherwise. For a detailed discussion of the general risk factors that could affect GWI results, please refer to the risk factors and cautionary statements identified in GWI's periodic reports, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

Date: January 03, 2013	By:	/s/ Allison M. Fergus
Allison M. Fergus
General Counsel and Secretary